CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
CirTran Corporation

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statements (Form 10-K for the year ended December 31, 2012, Form 8-Ks filed March 27, April 9, and June 17, 2013, Form 10-Q for the quarter ended March 31, 2013, filed May 20, 2013, Form 10-Q for the quarter ended June 30, 2013, filed August 16, 2013) of CirTran Corporation on Form S-8 relating to the registration of 211,800,000 shares of common stock.  We also consent to the reference of our firm under the caption “consents of experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
August 26, 2013